Exhibit 99.1

KULR Signs Service Agreement to Launch KULR ONE Space Battery

HOUSTON / GLOBENEWSWIRE / December 17, 2024 / KULR Technology Group, Inc. (NYSE American: KULR) (the "Company" or "KULR"), a leader in advanced energy management platforms, proudly announces its plans to launch the KULR ONE Space (K1S) battery via launch integrator Exolaunch on a SpaceX rideshare mission scheduled for 2026. This mission represents a pivotal milestone in KULR's ongoing commitment to developing safer and higher-performing battery systems tailored for space applications for a space battery market that is expected to grow from $3.9B to $6.35B by 2030 per Virtue Market Research.

This pathfinder mission will integrate multiple configurations of the KULR ONE Space (K1S) battery into a 6U SmallSat. A 6U SmallSat is a lightweight satellite with a standardized structure measuring approximately 10 cm x 20 cm x 30 cm, built using durable materials like aluminum or carbon-fiber composites to endure the extreme conditions of space. The K1S battery configurations have been carefully selected to demonstrate cell and pack performance, as well as electronic functionality in orbital environments. This mission will also validate the flight capabilities of the K1S, the first commercial-off-the-shelf (COTS) lithium-ion battery series engineered to fully comply with NASA’s JSC 20793 battery safety standard.

Key highlights of the K1S rideshare mission include:

•	Integration of top cells from leading cell manufactures: The K1S variations will feature state-of-the-art 18650 cells delivered by top-tier original equipment manufacturers (OEMs), including LG, Samsung, Amprius, and MOLICEL.

•	Utilization of cells strategically selected by NASA: One of the K1S systems incorporated into the mission will be constructed with MOLICEL 18650-M35A cells with associated NASA Initial Lot Assessment (ILA), Lot Acceptance Testing (LAT), and WI-37A Cell Screening, previously referred to by KULR as the “Golden Lot”.

•	Incorporation of next generation low-temperature cell technology: If feasible, a version of the K1S architecture will include ultra-low-temperature performing cells capable of operating at -60°C without integrated heaters, further demonstrating KULR's innovative advancements.

•	Advanced battery management system: The mission will also showcase KULR's newly developed battery management system (BMS) architecture, which provides a COTS solution designed to meet the stringent safety requirements of the 20793 standards.

•	Gaining flight heritage for commercialized variations of safe battery architectures: The K1S batteries are engineered with passive propagation resistance and flame-arresting technology, delivering safer and higher-performing systems at a fraction of the cost compared to traditional 20793-compliant batteries. This rideshare mission will provide additional flight heritage to the architectures developed by the KULR team.

Dr. William Walker, KULR Chief Technology Officer, and Peter Hughes, KULR Vice President of Engineering, jointly stated, “the upcoming mission will serve as a platform to showcase the exceptional capabilities of KULR's cutting-edge battery solutions, reinforcing the Company’s position as a leader in advanced energy technologies for space and aerospace applications. The mission aligns with KULR’s ongoing efforts to revolutionize the space industry by offering reliable and high-performance energy solutions that meet the most stringent safety standards, all while reducing costs for customers.”

“We are excited to bring our KULR ONE Space batteries to orbit on this rideshare mission,” said Michael Mo, CEO of KULR Technology Group. “This mission underscores our commitment to providing safer, more efficient, and cost-effective battery solutions for the most demanding environments. With the integration of next-generation cells and our advanced BMS architecture, we are setting a new standard for COTS battery technology in space.”

For more information, visit www.kulrtechnology.com.

About KULR Technology Group Inc.
KULR Technology Group Inc. (NYSE American: KULR) delivers cutting edge energy storage solutions for space, aerospace, and defense by leveraging a foundation of in-house battery design expertise, comprehensive cell and battery testing suite, and battery fabrication and production capabilities. The Company’s holistic offering allows delivery of commercial-off-the-shelf and custom next generation energy storage systems in rapid timelines for a fraction of the cost compared to traditional programs. For more information, please visit www.kulrtechnology.com.

Safe Harbor Statement

This release contains certain forward-looking statements based on our current expectations, forecasts and assumptions that involve risks and uncertainties. Forward-looking statements in this release are based on information available to us as of the date hereof. Our actual results may differ materially from those stated or implied in such forward-looking statements, due to risks and uncertainties associated with our business, which include the risk factors disclosed in our Form 10-K filed with the Securities and Exchange Commission on April 12, 2024, as may be amended or supplemented by other reports we file with the Securities and Exchange Commission from time to time. Forward-looking statements include statements regarding our expectations, beliefs, intentions, or strategies regarding the future and can be identified by forward-looking words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “should,” and “would” or similar words. All forecasts are provided by management in this release are based on information available at this time and management expects that internal projections and expectations may change over time. In addition, the forecasts are entirely on management’s best estimate of our future financial performance given our current contracts, current backlog of opportunities and conversations with new and existing customers about our products and services. We assume no obligation to update the information included in this press release, whether as a result of new information, future events or otherwise.

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